 FORM 5                                  U.S. SECURITIES AND EXCHANGE COMMISSION                             OMB APPROVAL
[ ] CHECK BOX IF NO LONGER SUBJECT              WASHINGTON, D.C. 20549                             OMB Number           3235-0362
    TO SECTION 16. FORM 4 OR FORM                                                                  Expires:    September 30, 1998
    5 OBLIGATIONS MAY CONTINUE.        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    SEE INSTRUCTION 1(B).                                                                          hours per response . . . . 1.0
[ ] FORM 3 HOLDINGS REPORTED
[ ] FORM 4 TRANSACTIONS REPORTED
        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading     6. Relationship of Reporting Person to Issuer
                                               Symbol WOLVERINE WORLD                            (Check all applicable)
                                                      WIDE, INC. ("WWW")
   BLOOM,      GEOFFREY           B.                                                    [x]  Director          ____ 10% Owner
   (Last)       (First)        (Middle)     3. IRS or Social Security Number of         [x]  Officer (give     ____ Other (specify
                                               Reporting Person (Voluntary)                           title                below
                                                                                                      below
   9341 COURTLAND DRIVE, N.E.
               (Street)                                                                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                            4. Statement for Month/Year
                                                  Fiscal 1997                        7. Individual or Joint/Group Reporting (check
   ROCKFORD    MICHIGAN          49351                                                  applicable line)
   (City)       (State)           (Zip)     5.  If Amendment, Date of Original         [X] Form Filed by One Reporting Person
                                                (Month/Year)                            __ Form Filed by More than One Reporting
                                                   February 13, 1998                       Person

                            TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security        2. Transaction Date    3. Transaction Code       4. Securities Acquired (A) or Disposed of (D)
   (Instr. 3)                  (Month/Day/Year)       (Instr. 8)                (Instr. 3, 4 and 5)
                                                                                   Amount        (A) or (D)        Price



5. Amount of Securities     6. Ownership Form:     7. Nature of Indirect
   Beneficially Owned          Direct (D) or          Beneficial Ownership
   at end of Issuer's          Indirect (I)           (Instr. 4)
   Fiscal Year                 (Instr. 4)
   (Instr. 3 and 4)



* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

                                                                    1 of 3

                     TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1. Title of Derivative Security     2. Conversion or     3. Transaction     4. Transaction Code    5. Number of Derivative
   (Instr. 3)                          Exercise Price       Date (Month/       (Instr. 8)             Securities Acquired (A)
                                       of Derivative        Day/Year)                                 or Disposed of (D)
                                       Security                                                       (Instr. 3, 4 and 5)
                                                                                                          (A)         (D)
Stock Option (Right to Buy)<F1>     $26.4375               9/26/97                A                    7,859

Stock Option (Right to Buy)<F1>     $25.75                 11/7/97                G                                  1,438
Stock Option (Right to Buy)<F1>     $25.75                 11/7/97                G                    1,438

Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                                  4,674
Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                    4,674


Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                                  3,271
Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                    3,271

6. Date Exercisable and        7. Title and Amount of       8. Price of      9. Number of      10. Ownership        11. Nature of
   Expiration Date                Underlying Securities        Derivative       Derivative         of Deriva-           Indirect
   (Month/Day/Year)               (Instr. 3 and 4)             Security         Securities         tive Secur-          Beneficial
                                             Amount or         (Instr. 5)       Beneficially       ity: Direct          Ownership
    Date        Expiration                   Number of                          Owned at End       (D) or In-           (Instr. 4)
 Exercisable       Date           Title       Shares                            of Year            direct (I)
                                                                                (Instr. 4)         (Instr. 4)
9/26/97            4/26/03       Common Stock 7,859              N/A           7,859               D

4/28/97            4/27/07       Common Stock 2,876              N/A           1,438               D
4/28/97            4/27/07       Common Stock 1,438              N/A           1,438               I                  By Trust

8/12/97            4/26/03       Common Stock 9,348              N/A           4,674               D
8/12/97            4/26/03       Common Stock 4,674              N/A           4,674               I                  By Trust

8/12/97            2/28/05       Common Stock 6,542              N/A           3,271               D
8/12/97            2/28/05       Common Stock 3,271              N/A           3,271               I                  By Trust







EXPLANATION OF RESPONSES:

<F1>The number of shares and exercise prices have been adjusted to reflect a 3-for-2 stock split paid to stockholders in May,
1997.
                                                                               /s/Geoffrey B. Bloom                   2/17/98
**Intentional misstatements or omissions of facts constitute Federal         **Signature of Reporting Person           Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              Geoffrey B. Blom

Note: File three copies of this Form, one of which must be manually signed.    By Jeffrey A. Ott
      If space provided is insufficient, SEE Instruction 6 for procedure.      Attorney-in-Fact

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
the form displays a currently valid OMB Number.                                                                         Page 2



































                                                                    1 of 3

 FORM 5                                  U.S. SECURITIES AND EXCHANGE COMMISSION                             OMB APPROVAL
[ ] CHECK BOX IF NO LONGER SUBJECT              WASHINGTON, D.C. 20549                             OMB Number           3235-0362
    TO SECTION 16. FORM 4 OR FORM                                                                  Expires:    September 30, 1998
    5 OBLIGATIONS MAY CONTINUE.        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    SEE INSTRUCTION 1(B).                                                                          hours per response . . . . 1.0
[ ] FORM 3 HOLDINGS REPORTED
[ ] FORM 4 TRANSACTIONS REPORTED
        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading     6. Relationship of Reporting Person to Issuer
                                               Symbol WOLVERINE WORLD                            (Check all applicable)
                                                      WIDE, INC. ("WWW")
   BLOOM,      GEOFFREY           B.                                                    [x]  Director          ____ 10% Owner
   (Last)       (First)        (Middle)     3. IRS or Social Security Number of         [x]  Officer (give     ____ Other (specify
                                               Reporting Person (Voluntary)                           title                below
                                                                                                      below
   9341 COURTLAND DRIVE, N.E.
               (Street)                                                                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                            4. Statement for Month/Year
                                                     Fiscal 1997                     7. Individual or Joint/Group Reporting (check
   ROCKFORD    MICHIGAN          49351                                                  applicable line)
   (City)       (State)           (Zip)     5.  If Amendment, Date of Original         [X] Form Filed by One Reporting Person
                                                (Month/Year)                            __ Form Filed by More than One Reporting
                                                  February 13, 1998                        Person

                            TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security        2. Transaction Date    3. Transaction Code       4. Securities Acquired (A) or Disposed of (D)
   (Instr. 3)                  (Month/Day/Year)       (Instr. 8)                (Instr. 3, 4 and 5)
                                                                                   Amount        (A) or (D)        Price



5. Amount of Securities     6. Ownership Form:     7. Nature of Indirect
   Beneficially Owned          Direct (D) or          Beneficial Ownership
   at end of Issuer's          Indirect (I)           (Instr. 4)
   Fiscal Year                 (Instr. 4)
   (Instr. 3 and 4)


* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

                                                                   2 of 3

                     TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1. Title of Derivative Security     2. Conversion or     3. Transaction     4. Transaction Code    5. Number of Derivative
   (Instr. 3)                          Exercise Price       Date (Month/       (Instr. 8)             Securities Acquired (A)
                                       of Derivative        Day/Year)                                 or Disposed of (D)
                                       Security                                                       (Instr. 3, 4 and 5)
                                                                                                          (A)         (D)
Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                                 18,071
Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                   18,071

Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                                 12,428
Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                   12,428


Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                                  4,078
Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                    4,078

Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                                 16,166
Stock Option (Right to Buy)<F1>     $24.344                11/7/97                G                   16,166

6. Date Exercisable and        7. Title and Amount of       8. Price of      9. Number of      10. Ownership        11. Nature of
   Expiration Date                Underlying Securities        Derivative       Derivative         of Deriva-           Indirect
   (Month/Day/Year)               (Instr. 3 and 4)             Security         Securities         tive Secur-          Beneficial
                                             Amount or         (Instr. 5)       Beneficially       ity: Direct          Ownership
    Date        Expiration                   Number of                          Owned at End       (D) or In-           (Instr. 4)
 Exercisable       Date           Title       Shares                            of Year            direct (I)
                                                                                (Instr. 4)         (Instr. 4)
8/12/97             3/8/05       Common Stock  36,142             N/A           18,071              D
8/12/97             3/8/05       Common Stock  18,071             N/A           18,071              I                By Trust


8/12/97            2/27/06       Common Stock  24,856             N/A           12,428              D
8/12/97            2/27/06       Common Stock  12,428             N/A           12,428              I                By Trust

8/12/97             3/5/01       Common Stock   8,156             N/A           4,078               D
8/12/97             3/5/01       Common Stock   4,078             N/A           4,078               I                By Trust

8/12/97             3/9/04       Common Stock  32,332             N/A          16,166               D
8/12/97             3/9/04       Common Stock  16,166             N/A          16,166               I                By Trust




EXPLANATION OF RESPONSES:

<F1>The number of shares and exercise prices have been adjusted to reflect a 3-for-2 stock split paid to stockholders in May,
1997.

                                                                               /s/Geoffrey B. Bloom                   2/17/98
**Intentional misstatements or omissions of facts constitute Federal         **Signature of Reporting Person           Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              Geoffrey B. Blom

Note: File three copies of this Form, one of which must be manually signed.    By Jeffrey A. Ott
      If space provided is insufficient, SEE Instruction 6 for procedure.      Attorney-in-Fact

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
the form displays a currently valid OMB Number.                                                                         Page 2


































                                                                   2 of 3

 FORM 5                                  U.S. SECURITIES AND EXCHANGE COMMISSION                             OMB APPROVAL
[ ] CHECK BOX IF NO LONGER SUBJECT              WASHINGTON, D.C. 20549                             OMB Number           3235-0362
    TO SECTION 16. FORM 4 OR FORM                                                                  Expires:    September 30, 1998
    5 OBLIGATIONS MAY CONTINUE.        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    SEE INSTRUCTION 1(B).                                                                          hours per response . . . . 1.0
[ ] FORM 3 HOLDINGS REPORTED
[ ] FORM 4 TRANSACTIONS REPORTED
        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading     6. Relationship of Reporting Person to Issuer
                                               Symbol WOLVERINE WORLD                            (Check all applicable)
                                                      WIDE, INC. ("WWW")
   BLOOM,      GEOFFREY           B.                                                    [x]  Director          ____ 10% Owner
   (Last)       (First)        (Middle)     3. IRS or Social Security Number of         [x]  Officer (give     ____ Other (specify
                                               Reporting Person (Voluntary)                           title                below
                                                                                                      below
   9341 COURTLAND DRIVE, N.E.
               (Street)                                                                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                            4. Statement for Month/Year
                                                     Fiscal 1997                     7. Individual or Joint/Group Reporting (check
   ROCKFORD    MICHIGAN          49351                                                  applicable line)
   (City)       (State)           (Zip)     5.  If Amendment, Date of Original         [X] Form Filed by One Reporting Person
                                                (Month/Year)                            __ Form Filed by More than One Reporting
                                                  February 13, 1998                        Person

                            TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security        2. Transaction Date    3. Transaction Code       4. Securities Acquired (A) or Disposed of (D)
   (Instr. 3)                  (Month/Day/Year)       (Instr. 8)                (Instr. 3, 4 and 5)
                                                                                   Amount        (A) or (D)        Price



5. Amount of Securities     6. Ownership Form:     7. Nature of Indirect
   Beneficially Owned          Direct (D) or          Beneficial Ownership
   at end of Issuer's          Indirect (I)           (Instr. 4)
   Fiscal Year                 (Instr. 4)
   (Instr. 3 and 4)


* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

                                                                   3 of 3

                     TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1. Title of Derivative Security     2. Conversion or     3. Transaction     4. Transaction Code    5. Number of Derivative
   (Instr. 3)                          Exercise Price       Date (Month/       (Instr. 8)             Securities Acquired (A)
                                       of Derivative        Day/Year)                                 or Disposed of (D)
                                       Security                                                       (Instr. 3, 4 and 5)
                                                                                                          (A)         (D)
Stock Option (Right to Buy)<F1>     $23.333                11/7/97                G                                  5,625
                                    $23.333                11/7/97                G                                  5,625
                                    $23.333                11/7/97                G                                  5,625
                                    $23.333                11/7/97                G                                  3,482
Stock Option (Right to Buy)<F1>     $23.333                11/7/97                G                  5,625
                                    $23.333                11/7/97                G                  5,625
                                    $23.333                11/7/97                G                  5,625
                                    $23.333                11/7/97                G                  3,482

6. Date Exercisable and        7. Title and Amount of       8. Price of      9. Number of      10. Ownership        11. Nature of
   Expiration Date                Underlying Securities        Derivative       Derivative         of Deriva-           Indirect
   (Month/Day/Year)               (Instr. 3 and 4)             Security         Securities         tive Secur-          Beneficial
                                             Amount or         (Instr. 5)       Beneficially       ity: Direct          Ownership
    Date        Expiration                   Number of                          Owned at End       (D) or In-           (Instr. 4)
 Exercisable       Date           Title       Shares                            of Year            direct (I)
                                                                                (Instr. 4)         (Instr. 4)
2/24/97           2/23/07       Common Stock  11,250             N/A            5,625              D
2/24/98           2/23/07       Common Stock  11,250             N/A            5,625              D
2/24/99           2/23/07       Common Stock  11,250             N/A            5,625              D
2/24/00           2/23/07       Common Stock   6,965             N/A            3,483              D
2/24/97           2/23/07       Common Stock   5,625             N/A            5,625              I                  By Trust
2/24/98           2/23/07       Common Stock   5,625             N/A            5,625              I                  By Trust
2/24/99           2/23/07       Common Stock   5,625             N/A            5,625              I                  By Trust
2/24/00           2/23/07       Common Stock   3,482             N/A            3,482              I                  By Trust












EXPLANATION OF RESPONSES:

<F1>The number of shares and exercise prices have been adjusted to reflect a 3-for-2 stock split paid to stockholders in May,
1997.

                                                                               /s/Geoffrey B. Bloom                   2/17/98
**Intentional misstatements or omissions of facts constitute Federal         **Signature of Reporting Person           Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              Geoffrey B. Blom

Note: File three copies of this Form, one of which must be manually signed.    By Jeffrey A. Ott
      If space provided is insufficient, SEE Instruction 6 for procedure.      Attorney-in-Fact

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless
the form displays a currently valid OMB Number.                                                                         Page 2

































                                                                   3 of 3

                             POWER OF ATTORNEY

          The undersigned, a director and/or officer of Wolverine World Wide, Inc., a Delaware corporation (the "Company"), does hereby nominate, constitute and appoint Blake W. Krueger, George A. Andrews and Jeffrey A. Ott, or any one or more of them, his or her true and lawful attorneys and agents to do any and all acts and things and to execute and file any and all instruments which such attorneys and agents, or any of them, may deem necessary or advisable to enable the undersigned (in his or her individual capacity or in a fiduciary or other capacity) to comply with the Securities Exchange Act of 1934, as amended (the "Act"), and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the preparation, execution and filing of any report or statement of beneficial ownership or changes in beneficial ownership of securities of the Company that the undersigned (in his or her individual capacity or in a fiduciary or other capacity) may be required to file pursuant to
Section 16(a) of the Act including, without limitation, full power and authority to sign the undersigned's name, in his or her individual capacity or in a fiduciary or other capacity, to any report or statement on Form 3, 4 or 5, or to any amendments or any successor forms thereto, or any form or forms adopted by the Securities and Exchange Commission in lieu thereof or in addition thereto, hereby ratifying and confirming all that such attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

          The undersigned agrees that the attorneys-in-fact named herein may rely entirely on information furnished orally or in writing by the undersigned to such attorneys-in-fact. The undersigned also agrees to indemnify and hold harmless the Company and the attorneys-in-fact against any losses, claims, damages or liabilities (or actions in respect thereof) that arise out of or are based upon any untrue statement or omission of necessary fact in the information provided by the undersigned to the attorneys-in-fact for purposes of executing, acknowledging, delivering or filing Forms 3, 4 or 5, or any amendments or any successor forms thereto, or any form or forms adopted by the Securities and Exchange Commission in lieu thereof or in addition thereto, and agrees to reimburse the Company and the attorneys-in-fact herein for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.

          This authorization shall supersede all prior authorizations to act for the undersigned with respect to securities of the Company in these matters, which prior authorizations are hereby revoked, and shall survive the termination of the undersigned's status as a director and/or officer of the Company and remain in effect thereafter for so long as the undersigned (in his or her individual capacity or in a fiduciary or other capacity) has any obligation under Section 16 of the Act with respect to securities of the Company.

Date:     11-9-93                  /S/ GEOFFREY B. BLOOM
                                   Geoffrey B. Bloom